UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  January 6, 2015 (December 29, 2014)

OxySure Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-54137	71-0960725
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

10880 John W. Elliott Drive, Suite 600, Frisco, TX	75033
(Address of principal executive offices)	(Zip Code)

(972) 294-6450
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 29, 2014, OxySure Systems, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited institutional investors (the “Investors”), pursuant to which the Company sold and issued 525 units comprised of preferred stock and warrants at a price of $1,000 per unit in a closing that occurred on the same date (the “Closing”). The preferred stock sold and issued to the Investors comprises 525 shares of the Company’s Series B 6% Convertible Preferred Stock (the “Series B Stock”). The $525,000 aggregate purchase price for the units sold and issued in the Closing was paid in cash.

In addition, the Company as the option to require the Investors to purchase from the Company additional units for the aggregate consideration of up to $1,050,000, (“Additional Closing Subscription Amount”), in up to two (2) closings (each an “Additional Closing”), in accordance with the following: (i) The Company may exercise its right to conduct an Additional Closing with respect to up to $525,000 of Additional Closing Subscription Amount provided the Company has given written notice to the Investors requiring each of them to require its respective pro rata portion of such Additional Closing Subscription Amount within ten (10) Trading Days after the volume weighted average price (“VWAP”) for the Company’s common stock (“Common Stock”) is not less than $1.05 for ten (10) consecutive trading days and the trading volume on the trading market for which the VWAP is determined is not less than 25,000 shares of Common Stock on a trading day during such ten (10) trading day period; and (ii) The Company may exercise its right to conduct an Additional Closing with respect to up to $525,000 of Additional Closing Subscription Amount provided the Company has given written notice to the Investors requiring each of them to require its respective pro rata portion of such Additional Closing Subscription Amount within ten (10) trading days after the VWAP for the Common Stock is not less than $1.30 for ten (10) consecutive trading days and the trading volume on the trading market for which the VWAP is determined is not less than 25,000 shares of Common Stock on a trading day during such ten (10) trading day period.

Each unit consists of one share of the Series B Stock and a warrant (“Warrant”) to purchase approximately 1,818 shares of Common Stock, at an exercise price of $1.20 per share. The Warrants are exercisable immediately upon issuance and will expire on the fourth anniversary of the date the Warrants became exercisable. The Warrants include a cashless exercise provision which is only applicable if the Common Stock underlying the Warrants is not subject to an effective registration statement or otherwise cannot be sold without restriction pursuant to Rule 144.

The Series B Stock accrues an annual dividend of 6 percent beginning six months after the Closing or an Additional Closing. Pursuant to the Amended Certificate of Designation of Preferences, Rights and Limitations of the Series B 6% Convertible Preferred Stock filed by the Company with the Delaware Secretary of State on December 23, 2014 (the “Certificate of Designation”), each share of Series B Stock will be convertible at any time at the holder’s option into shares of Common Stock at an initial conversion price of $.55 per share of Common Stock.

The Common Stock underlying the Series B Stock and Warrants has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The information set forth above is qualified in its entirety by reference to the actual terms of the Amended Certificate of Designation, the Purchase Agreement, and the Warrant, and which are incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The sale and issuance of the units to the Investors at the Closing comprising the Series B Stock and the Warrants, and the issuance of shares of Common Stock upon exercise and conversion thereof, or as dividend payments on the Series B Stock, have been determined to be exempt from registration under the Securities Act of 1933 in reliance on Sections 3(a)(9) and 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The Investors have represented that they are accredited investors, as that term is defined in Regulation D, and that they are acquiring the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Item 7.01. Regulation FD Disclosure.

On January 6, 2015, the Company issued a press release announcing the financing. A copy of the press release is furnished herewith as Exhibit 99.1.

The information contained in this Item 7.01 and in Exhibit 99.1 attached to this report is being furnished to the Securities and Exchange Commission and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2015

OXYSURE SYSTEMS, INC.,
a Delaware corporation

By:	/s/ Julian T. Ross
Julian T. Ross
ITS:	Chief Executive Officer, President
Chief Financial Officer, and Secretary